Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:  Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES RECORD FIRST QUARTER RESULTS
Exceeds Consensus EPS Raises 2005 guidance

NORCROSS, GA. (September 29, 2004) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal first quarter ended August 31, 2004 and raised its guidance for the fiscal year.

Revenue for the fiscal first quarter was a record $32.1 million, up 17.8% from $27.3 million in the same period last year; $1.9 million of the revenue for the quarter just ended came from price increases. Gross margin improved during the quarter to 57.0% up from 55.7% in the prior year quarter and 55.9% in the fiscal fourth quarter. Net income for the first quarter was $4.9 million versus a net income of $3.7 million for the same quarter last year. Diluted earnings per share, totaling $0.16 on 31.7 million weighted average shares outstanding, were above the consensus estimates of covering analysts and compare with $0.12 on 31.0 million weighted average shares outstanding for the same period last year. All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend which was effective for shareholders of record as of June 30, 2004.

Sales of instruments were $2.8 million in the first quarter of fiscal 2005, slightly more than the $2.5 million in the fiscal 2004 first quarter. Instrument sales are very unpredictable due to the long sales cycle. The backlog of purchase orders received and instruments installed at customers sites but not yet recorded as sales was $1.0 million at the end of the 2005 first quarter.

Reagent gross margin (i.e., gross profit as a percent of sales) grew to 62.0% during the first quarter of fiscal 2005 compared to 60.8% in the same period last year. This increase was driven by increased sales of Capture® products and increased manufacturing efficiencies due in part to the consolidation of the manufacture of red blood cells into the Norcross facility.

Research and development expenses were $1.1 million in the first quarter, up 37.9% from $790 thousand in the prior year quarter. Spending on the development of the new third generation instrument targeted for the small to medium hospital market was $421 thousand in the first quarter, an increase of $351 thousand over the same period last year.

“Our strategic plan continues to be very effective as evidenced by record revenues, expansion of operating margins and growth in net income,” said Edward L. Gallup, Chairman. “Gross margins exceeded our internal goal for the first quarter and we expect to see continued improvement throughout the fiscal year.”

Dr. Gioacchino De Chirico, President and CEO said, “We are very proud of the job our management team has done in controlling costs while we experience above average growth in revenues. We believe we are well positioned to continue to achieve market share gain and revenue growth through continued instrument placements and a well designed pricing strategy. Demand for our Galileo high volume instrument continues to be robust in the European market. Today there are 158 Galileo placements worldwide: 147 in Europe, 6 in the United States and 5 in Japan. In addition we have signed commitments for an additional 4 instruments in North America.”

Commenting further, Dr. De Chirico stated, “Based on our current view of the business we are raising our revenue and earnings guidance for the year with most of the increase coming in our fiscal third and fourth quarter.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture® technology, increased $2.1 million, or 10.4%, from $20 million in the first quarter of 2004 to $22.1 million in the first quarter of 2005. Sales of Capture® products increased approximately $1.6 million to $6.4 million, a 33.7% increase over the prior year quarter. Human collagen sales were $789 thousand during the quarter. There were no sales of collagen in the corresponding prior year period.

-The gross margin on traditional reagents was 57.4% for the current quarter, compared with 58.4% in the prior year quarter. The decrease in gross margin is primarily due to ongoing regulatory costs to support CE marking in Europe. The gross margin on Capture® products was 77.8% for the current quarter, compared with 70.5% in the prior year quarter. The gross margin on human collagen sales was 30.0% during the quarter.

-Sales of instruments were $2.8 million in the first quarter of 2005 compared to $2.5 million in the first quarter of 2004. The gross margin on instruments, including the impact of the cost of providing service was 13.9% for the current quarter, compared to 9.8% for the same quarter last year. Instrument gross margin benefited from higher warranty revenue during the period due to a higher number of instruments under warranty, as well as increases in warranty contract pricing.

-The effect on revenues of the change in the Euro exchange rate was an increase of $522 thousand for the first quarter of 2005. The effect on net income of the change in the Euro exchange rate for this same period was minor for the quarter ended August 31, 2004.

-Selling, marketing, distribution and general and administrative expenses increased by $578 thousand for the first quarter of 2005 as compared to the prior year quarter, due to additional personnel and expenditures to support domestic and international efforts to expand Company presence, and assure compliance with European Union quality regulations and accounting and SEC regulatory mandates in the United States. The effect on operating expenses of the change in the Euro exchange rate was an increase of $212 thousand for the quarter.

-Other income (loss) includes a $274 thousand charge associated with the buyout of a distribution agreement.

2005 Guidance

The following guidance reflects Immucor’s expectations as of September 29, 2004 and is being provided so that the Company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its second quarter earnings announcement, which is tentatively planned for mid-January 2005.

The Company expects revenues for the fiscal year ending May 31, 2005 to range from $133 million to $135 million, an increase of approximately 18% to 19% over fiscal 2004 revenues. Gross margin is expected to be in the range of 56.5% to 57.5%. Net income is expected to be in the range of $23.2 million to $23.9 million, an approximate 86% to 91% increase over fiscal 2004. We expect to generate record earnings per diluted share in the range of $0.73 to $0.75 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the continuing sales of ABS2000 in the United States, the continuing sales of the Galileo instrument in Europe and new Galileo sales in Japan and the United States, the associated reagent growth associated with these instrument placements, and sales of the human collagen product. The Company has also assumed 2005 sales of human collagen to range between $3.0 million and $4.0 million.

With respect to the operations of its foreign subsidiaries, the Company has assumed that there will be no significant change in foreign exchange conversion rates.

With respect to diluted earnings per share, the Company’s projection assumes that there will not be additional capital stock issued.

Immucor, Inc. will host a conference call September 29, 2004 at 11:00 a.m. (EST) to review the results. Investors are invited to participate in this conference call with Edward L. Gallup, Chairman, Dr. Gioacchino De Chirico, President and Chief Executive Officer and Steven C. Ramsey, Vice President and Chief Financial Officer. The call will focus on the results for the first quarter, general business trends, and the Company’s outlook for fiscal 2005. This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup, De Chirico or Ramsey during this call that is not contained in the earnings release. Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “Investor News.”

To participate in the telephone conference call, dial 1-888-566-5774, password BLUD. Replays of the conference call will be available for one week beginning at 1:00 PM on September 29 by calling 1-866-499-4574.  Beginning October 6, 2004, audio of the conference call or a transcript of the audio will be available on the “Investor News” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com..

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates, changes in demand for the Company’s human collagen product, and general economic conditions. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2004	2003

NET SALES	$ 32,102,211	$ 27,261,648
COST OF SALES	13,789,739	12,073,580

GROSS PROFIT	18,312,472	15,188,068

OPERATING EXPENSES:
Research and development	1,088,806	789,789
Selling and marketing	4,066,386	3,665,550
Distribution	1,939,017	2,178,901
General and administrative	3,016,932	2,603,602
Amortization expense	96,063	92,094

Total operating expenses	10,207,204	9,329,936

INCOME FROM OPERATIONS	8,105,268	5,858,132

Interest income	136,627	2,815
Interest expense	(106,332)	(325,372)
Other income (loss)	(295,204)	122,981

Total other	(264,909)	(199,576)

INCOME BEFORE INCOME TAXES	7,840,359	5,658,556

INCOME TAXES	2,891,406	1,982,715

NET INCOME	$ 4,948,953	$ 3,675,841

EARNINGS PER SHARE

Per common share	$ 0.16	$ 0.13

Per common share - assuming dilution	$ 0.16	$ 0.12

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	30,070,425	29,082,157

Diluted	31,705,901	30,988,292

IMMUCOR, INC
Selected Consolidated Balance Sheet Items
	August 31, 2004	May 31, 2004
	(Unaudited)

Cash	$ 13,148,628	$ 15,697,082
Accounts receivable – trade	27,773,765	26,533,796
Inventory	20,738,053	20,160,858
Total current assets	66,883,388	68,623,081
Property and equipment-net	22,576,816	22,846,358
Total assets	122,403,192	124,416,827

Current portion-long-term debt, capital leases and lines of credit	4,903,922	5,842,578
Accounts payable	8,522,114	8,116,645
Total current liabilities	21,678,943	20,362,395
Long-term debt, capital leases, lines of credit and other liabilities	9,980,169	11,101,333
Shareholders' equity	90,744,080	92,953,099